Filed Pursuant to Rule 424(b)(3)
Registration No. 333-112904
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated August 6, 2004)

Valeant Pharmaceuticals International

$240,000,000 3.0% Convertible Subordinated Notes due 2010

$240,000,000 4.0% Convertible Subordinated Notes due 2013
and the Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement relates to the resale by various selling securityholders of $240,000,000 aggregate principal amount of our 3.0% convertible subordinated notes due 2010, $240,000,000 aggregate principal amount of our 4.0% convertible subordinated notes due 2013 and shares of our common stock into which the notes are convertible. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 6, 2004. Our common stock is quoted on the New York Stock Exchange under the symbol “VRX.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 3 dated September 13, 2004.

     The information appearing in the following table supplements or supersedes (where the name of the selling securityholder appears in our prospectus or any supplement thereto) in part the information in the table under the heading “Selling Securityholders” in our prospectus (as amended by any previous prospectus supplement) and was provided by or on behalf of the selling securityholders.

	Principal Amount of			Percentage of
	Notes Beneficially	Principal Amount of	Number of Shares of	Common
	Owned Prior to	Notes Offered by	Common Stock That	Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

3.0% convertible subordinated notes due 2010 (CUSIP No. 91911XAA2)
Advisory Convertible Arbitrage Fund (I) L.P.	$0	$0	0	0%
DBAG/ London	35,000,000	35,000,000	1,107,176	1.30%
Geode U.S. Convertible Arbitrage Fund (a segregated account of Geode Capital Master Fund Ltd.)	1,000,000	1,000,000	31,633	*
Global Bermuda Limited Partnership	1,300,000	1,300,000	41,123	*
Lakeshore International, Ltd.	5,200,000	5,200,000	164,494	*
Pacific Life Insurance Company	250,000	250,000	7,908	*
Radcliffe SPC, Ltd (for and on behalf of the Class A Convertible Crossover Segregated Portfolio)	10,075,000	10,075,000	318,708	*
All other holders of 3.0% convertible subordinated notes due 2010 or shares of common stock issued on conversion of such notes and future transferees, pledgees, donees, and successors thereof(3)	$11,039,000	$11,039,000	349,203	*

4.0% convertible subordinated notes due 2013 (CUSIP No. 91911XAC8)
Barclays Global Investors Diversified Alpha Plus Funds	$1,157,000	$1,157,000	36,600	*
Credit Suisse First Boston LLC	3,900,000	3,900,000	123,371	*
Delta Air Lines Master Trust — CV	705,000	705,000	22,301	*
Delta Pilots Disability & Survivorship Trust — CV	345,000	345,000	10,913	*
Forest Fulcrum Fund LP	131,000	131,000	4,144	*
Forest Multi-Strategy Master Fund SPC (on behalf of its Multi-Strategy Segregated Portfolio)	1,006,000	1,006,000	31,823	*
HFR CA Global Opportunity Master Trust	1,530,000	1,530,000	48,399	*
HFR RVA Select Performance Master Trust	174,000	174,000	5,504	*
HighBridge International LLC	14,000,000	14,000,000	442,870	*
KBC Financial Products USA Inc.	6,550,000	6,550,000	207,200	*
LLT Limited	425,000	425,000	13,444	*
Lyxor/ Forest Fund Limited	3,809,000	3,809,000	120,492	*
Motion Picture Industry Health Plan — Active Member Fund	40,000	40,000	1,265	*
Motion Picture Industry Health Plan — Retiree Member Fund	35,000	35,000	1,107	*
OCM Convertible Trust	2,030,000	2,030,000	64,216	*
Pacific Life Insurance Company	200,000	200,000	6,326	*
Partner Reinsurance Company Ltd.	645,000	645,000	20,403	*
Sphinx Convertible Arbitrage SPC	1,650,000	1,650,000	52,195	*
State Employees Retirement Fund/ State of Delaware	885,000	885,000	27,995	*
UBS AG London Branch	28,000,000	28,000,000	885,740	1.04%
Vanguard Convertible Securities Fund, Inc.	8,920,000	8,920,000	282,171	*
Xavex Convertible Arbitrage 4 Fund	240,000	240,000	7,592	*
Zurich Institutional Benchmarks Master Fund Ltd.	1,378,000	1,378,000	43,591	*
All other holders of 4.0% convertible subordinated notes due 2013 or shares of common stock issued on conversion of such notes and future transferees, pledgees, donees, and successors thereof(3)	$40,363,000	$40,363,000	1,276,827	1.50%

*	Less than 1%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to our prospectus dated August 6, 2004, if and when required.

(2)	Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the notes and assumes a conversion rate of 31.6336 shares for each $1,000 principal amount of notes and a cash payment in lieu of any fractional share. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rate Adjustments.” As a result, the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the notes are convertible immediately. As described above under “Description of the Notes — Conversion of Notes,” the notes are convertible only in specified circumstances.

(3)	Information concerning other selling securityholders will be set forth in amendments or supplements to our prospectus dated August 6, 2004, if required.

    The following information supplements in part the information under the heading “Plan of Distribution” in our prospectus and was provided by or on behalf of the selling securityholders:

    (A) The following selling securityholder is a registered broker-dealer that obtained its notes other than as compensation for services: Forest Fulcrum Fund LP. As a result, it is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

    (B) The following selling securityholders are affiliates of registered broker-dealers: AG Domestic Convertibles, L.P., DBAG/ London, and UBS AG London Branch. These selling securityholders have represented to us that they purchased their notes in the ordinary course of business and at the time of the purchase had no agreements or understandings to distribute the notes or the common stock into which the notes are convertible.